Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Share Option Plan for Non-Employee Directors and the 2000 Stock Option Plan of Ellomay Capital Ltd. of our report dated April 14, 2011, with respect to the consolidated financial statements of Ellomay Capital Ltd. and its subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Tel Aviv, Israel March 26, 2013	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global